Exhibit 99.1 Press Release

Investor Relations Contact:
Crocker Coulson, President
CCG Investor Relations
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com

Elaine Ketchmere, Partner
Tel:   +1-310-954-1345
Email: elaine.ketchmere@ccgir.com
Web:   www.ccgirasia.com

Puda Coal Received Notice from NYSE Amex of a Failure to Satisfy Certain Continued Listing Standards

Taiyuan, Shanxi Province, China, June 24, 2011 – On June 20, 2011, Puda Coal, Inc. (NYSE Amex: PUDA) (the “Company”) received a notice from NYSE Amex LLC (the “Exchange”) informing the Company that it failed to satisfy the Exchange’s continued listing standards by not timely filing its Form 10-Q for the quarter ended March 31, 2011, specifically Sections 134 and 1101 of the NYSE Amex Company Guide (the “Company Guide”) and the Company’s listing agreement with the Exchange.  In order to maintain its listing, the Company must submit a plan of compliance by July 5, 2011 to demonstrate its ability to regain compliance with the applicable continued listing standards by no later than September 20, 2011.  In addition, the Exchange has requested that the Company provide a comprehensive update regarding the Audit Committee’s investigation into certain previously-reported allegations regarding Mr. Ming Zhao, the Chairman and controlling stockholder of the Company.  If the plan is accepted, the Company will remain listed during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan.  According to the letter, if the Company does not submit a plan of compliance, or submit a plan that is not accepted, it will be subject to delisting proceedings.  Furthermore, if the plan is accepted but the Company is not in compliance with the continued listing standards by September 20, 2011, or does not make progress consistent with the plan during the plan period, the Exchange staff will initiate delisting proceedings as appropriate.  The Company may appeal a staff determination to initiate delisting proceedings.

The Company is currently considering its responses to the Exchange.  Trading in the Company's stock has been halted by the Exchange since April 11, 2011.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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